EXHIBIT 12.1

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
                                                           Computation of Ratio of Earnings to Fixed Charges

                                                  52 weeks    52 weeks       53 weeks      52 weeks      24 weeks        24 weeks
                                52 weeks ended     ended        ended         ended         ended          ended          ended
                                   8/31/1997     8/30/1998    8/29/1999      9/3/2000      9/2/2001       2/18/01        2/17/02
                                 -------------  ------------ ------------  ------------- -------------  ------------   ------------
"Consolidated Net Earnings"
  Net income..................     312,197,000   459,842,000  397,298,000    631,437,000   602,089,000   306,098,000    322,212,000
  Add back:
    Interest Expense..........      76,281,000    47,535,000   45,527,000     39,281,000    32,024,000    15,866,000     12,437,000
    Tax Expense...............     208,132,000   306,561,000  343,545,000    420,958,000   401,392,000   204,065,000    214,809,000
    Interest Component of Rent
      Expense.................      17,826,270    18,273,750   19,556,790     22,402,380    23,229,924    10,228,000     10,479,000
    Cum Effect of Change in Acct    65,000,000                118,023,000
                                 -------------  ------------ ------------  ------------- -------------  ------------   ------------
  Total Consolidated Net
    Earnings (A)..............     679,436,270   832,211,750  923,949,790  1,114,078,380 1,058,734,924   536,257,000    559,937,000
"Fixed Charges"
  Interest Expense............      76,281,000    47,535,000   45,527,000     39,281,000    32,024,000    15,866,000     12,437,000
    Capitalized Interest......       4,096,973     3,541,667    4,380,202     10,756,752    19,156,744     8,798,000      6,777,000
  Interest Component of Rent
    Expense...................      17,826,270    18,273,750   19,556,790     22,402,380    23,229,924    10,228,000     10,479,000
                                 -------------  ------------ ------------  ------------- -------------  ------------   ------------
  Total Fixed Charges (B).....      98,204,243    69,350,417   69,463,992     72,440,132    74,410,668    34,892,000     29,693,000
                                 -------------  ------------ ------------  ------------- -------------  ------------   ------------
Coverage (A)/(B)...............           6.92         12.00        13.30          15.38         14.23         15.37          18.86
                                 -------------  ------------ ------------  ------------- -------------  ------------   ------------

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